EXHIBIT 10.2

INVESTMENT AGREEMENT

THIS AGREEMENT made this 30th day of December, 2005.

AMONG:

THE LIGHTSTONE GROUP, LLC,

a limited liability company organized under the laws of the State of New Jersey

(hereinafter referred to as "Lightstone")

- and -

IPC PRIME EQUITY, LLC,

a limited liability company organized under the laws of the State of Delaware

(hereinafter referred to as "IPC")

WHEREAS Lightstone is, immediately prior to the execution and delivery hereof, the sole member of Prime Office Company, LLC ("Prime Office"), a Delaware limited liability company;

AND WHEREAS Prime Office is the beneficial owner of all of the common shares of Prime Group Realty Trust ("PGRT"), a real estate investment trust incorporated under the laws of Maryland;

AND WHEREAS the common shares of PGRT rank behind only the rights of the holders of $100,000,000 of preferred shares of PGRT;

AND WHEREAS PGRT is the general partner and beneficial owner of approximately 1% of the Common Units of Prime Realty Group, L.P. ("PRGLP"), a Delaware limited partnership;

AND WHEREAS Prime Office is the beneficial owner of approximately 99% of the Common Units of PRGLP (that is, all of the Common Units not owned by PGRT);

AND WHEREAS the common units in PRGLP rank behind only the rights of PGRT as holder of 4,000,000 Preferred Units in PRGLP;

AND WHEREAS IPC wishes to make certain investments in the equity of Prime Office and one of its subsidiaries on the terms set out hereinafter;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the sum of $1.00 and the covenants herein of the respective parties and other good and valuable consideration, the receipt and sufficiency of all of which is acknowledged by each of the parties hereto ("Parties"), the Parties have agreed as follows:

1.	Investment.

1.1                        Forthwith following the execution and delivery hereof, IPC shall pay to Prime Office the sum of $1,110,000 for a membership interest in Prime Office the terms of which are set out in the Amended and Restated Limited Liability Company Agreement of Prime Office, the agreed form of which is appended as Exhibit A hereto (the "Prime Office LLC Agreement").

1.2                        Forthwith following the execution and delivery hereof, IPC shall pay to Prime Dearborn Equities LLC ("Prime Dearborn"), a limited liability company formed under the laws of Delaware, the sum of $545,000 for a membership interest in Prime Dearborn the terms of which are set out in the Limited Liability Company Agreement of Prime Dearborn, the agreed form of which is appended as Exhibit B hereto.

2.	Option to Buy Additional Interest in Prime Office.

2.1                        In the event that on or before the first anniversary of the date hereof Prime Dearborn repays some or all of the principal amount of the $55,000,000 loan made contemporaneously herewith to Prime Dearborn by IPC Investments Holdings Canada Inc. (the "Loan"), then IPC shall have the right (the "IPC Option") to use the principal amount of the Loan repaid to purchase from Lightstone not less than 10% and not greater than 33.33% of the membership interests in Prime Office (other than IPC’s pre-existing membership interest in Prime Office) by paying to Lightstone an amount (the "Purchase Price") equal to the product obtained by multiplying the percentage interest to be purchased by IPC by the dollar amount of the aggregate Contribution Accounts (as such term is defined in the Prime Office LLC Agreement) on the Closing Date (as defined below).

2.2                        IPC may exercise the IPC Option by delivering written notice that it is doing so, specifying the percentage to be acquired and dollar amount of the Purchase Price, to Lightstone not later than 30 days following the day on which Prime Dearborn repays the Loan, the date of delivery of such notice being the "Option Exercise Date". Payment in full by cash for exercise of the Option shall be due on the fifth Business Day after the Option Exercise Date (the "Closing Date"). Upon payment being made on the Closing Date:

2.2.1                    Lightstone shall conclusively be deemed to have represented and warranted that it has good title free of Encumbrances (as defined below) to the membership interest conveyed, such representation and warranty to survive the conveyance.

2.2.2                    IPC shall conclusively be deemed to have repeated the representations and warranties made by it in Sections 4.1.3 and 4.1.4 hereof.

2.2.3                    IPC’s Capital Account and Contribution Account shall be credited with an amount equal to the Purchase Price and each of Lightstone’s Capital Account and Contribution Account shall be reduced by a like amount.

2.2.4                    Lightstone shall retain its Capital Return Account with respect to its entire Contribution Account through the Closing Date.

2.2.5                    IPC’s Capital Return Amount shall initially be zero, and IPC shall accrue a Capital Return Amount on its Contribution Account from and after the Closing Date.

3.	Representations and Warranties of Lightstone.

3.1                        Lightstone represents and warrants as follows to IPC, such representations and warranties to survive execution and delivery of this Agreement:

3.1.1                    Lightstone exists as a limited liability company under New Jersey law and has the corporate power to enter into and perform its obligations under this Agreement, which has been validly authorized by all necessary corporation action on the part of Lightstone.

3.1.2                    This Agreement has been validly executed and delivered on behalf of Lightstone and is valid, binding and enforceable in accordance with its terms against Lightstone, subject only to normal qualifications as to the availability of equitable remedies and the effects of bankruptcy, insolvency and similar laws.

3.1.3	The first through sixth recitals hereto are true and correct.
3.1.4	Lightstone’s equity investment in Prime Office at the date hereof is $165,000,000.

3.1.5                    Lightstone’s membership interest in Prime Office is not subject to any pledge, mortgage, lien, encumbrance, security agreement or right, contingent or otherwise, to acquire in favour of a third party (collectively, "Encumbrances") other than the IPC Option and the options granted to the chief executive officer and the executive vice-president, leasing of PGRT / PGRLP in their employment agreements made prior to the date hereof to acquire from Lightstone up to an aggregate between them of 4.5% of the membership interests in Prime Office.

3.1.6                    There are no Encumbrances against Prime Office’s common shares of PGRT or against PGRT’s partnership interests in PRGLP.

3.1.7                     Following the acquisition by Lightstone of PGRT in July 2005, there have been no material asset dispositions, direct or indirect, by PGRT or PRGLP.

4.	Representations and Warranties of IPC.

4.1                        IPC represents and warrants as follows to Lightstone, such representations and warranties to survive execution and delivery of this Agreement:

4.1.1                    IPC exists as a limited liability company under Delaware law and has the corporate power to enter into and perform its obligations under this Agreement, which has been validly authorized by all necessary corporation action on the part of IPC.

4.1.2                    This Agreement has been validly executed and delivered on behalf of IPC and is valid, binding and enforceable in accordance with its terms against IPC, subject only to normal qualifications as to the availability of equitable remedies and the effects of bankruptcy, insolvency and similar laws.

4.1.3                    All outstanding shares of IPC are indirectly held by IPC US Real Estate Investment Trust and Barry Reichmann.

4.1.4                    IPC is an accredited investor as defined in the Securities Act of 1933, as amended, will acquire the securities that are the subject matter hereof for its own account, for investment and not with a view to the distribution or resale thereof and understands that: (a) none of such securities have been registered under the Securities Act of 1933, as amended or any applicable securities or "blue sky" law of any state or other jurisdiction; and (b) a transfer of such securities may not be made unless the securities being so transferred have been registered under such laws or an exemption from such registration is available.

5.	Interpretation.

5.1                        All currency references in this Agreement are to the lawful currency of the United States of America.

5.2	Time is of the essence of this Agreement.
5.3	The word "including" means including without limitation.

5.4                        The headings have been inserted into this Agreement for convenience of reference only and do not form a part and shall not affect the interpretation hereof.

6.	Governing Law.

6.1                        This Agreement shall be governed by the laws of the State of New York and the applicable laws of the United States of America.

6.2                        Each of the parties hereto, for itself, its representatives, successors and assigns, hereby consents to personal jurisdiction over it and them in the courts of the State of New York and of the Federal Court for the Southern District of New York in connection with any action or proceeding arising out of or related to this Agreement and agrees that all actions or proceedings arising out of or related to this Agreement shall be instituted, heard and determined by such courts and no other courts. Each of the parties irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it.

7.	Notices.

Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing unless and shall be given to the Lender or to the Borrower, as the case may be, at the following addresses:

Lightstone:	The Lightstone Group, LLC

326 Third Street

Lakewood, NJ 08701

Attention: Angela Mirizzi-Olsen

Telecopy No.: (732) 363-7183

Confirmation No.: (732) 367-0129, ext. 137

with a copy to:

Herrick, Feinstein LLP

2 Park Avenue

New York, NY 10016

Attention: Sheldon Chanales, Esq.

Telecopy No.: (212) 545-3313

Confirmation No.: (212) 592-1472

IPC:	IPC Prime Equity LLC

303 North Hurstbourne Parkway

Suite 115

Louisville, Kentucky

Attention: Bruce Wibbels

Telecopy No.: (502) 326-1105

Confirmation No.: (502) 326-1161

with a copy to:

c/o IPC US REIT

175 Bloor Street East

South Tower, Suite 705

Toronto, Ontario M4W 3R8

Attention: Gary Goodman

Telecopy No.: (416) 929-5314

Confirmation No.: (416) 929-0108

with a copy to:

Davies Ward Phillips & Vineberg LLP

625 Madison Avenue

12th Floor

New York, NY 10022

Attention: Marc A. Berger, Esq.

Telecopy No.: (212) 308-0132

Confirmation No.: (212) 308-8866

Each such notice shall be effective (i) if given by mail, on the fourth day after deposit in the mails (certified or registered return receipt requested) addressed as aforesaid and (ii) if given by any other means, when delivered to and receipted for at the address of such party specified as aforesaid; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.

IN WITNESS WHEREOF the parties have executed this Agreement on the date first above written.

THE LIGHTSTONE GROUP, LLC
by	/s/ David Lichtenstein
Name: David Lichtenstein
Title: Chief Executive Officer

IPC PRIME EQUITY, LLC
by	/s/ Lynn Allen
Name: Lynn Allen
Title: Vice President

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